Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation:  Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548



                     CAMPBELL ALTERNATIVE ASSET TRUST
                      MONTHLY REPORT - OCTOBER 2004
                                -----------



                  STATEMENT OF CHANGES IN NET ASSET VALUE
                  ---------------------------------------


Net Asset Value (23,965.849 units) at September 30, 2004         $ 33,226,787
Additions of 33.575 units on October 31, 2004                          47,851
Redemptions of (363.445) units on October 31, 2004                   (517,982)
Offering Costs                                                        (25,697)
Net Income (Loss)   October 2004                                      955,023
                                                                 ------------

Net Asset Value (23,635.979 units) at October 31, 2004           $ 33,685,982
                                                                 ============

Net Asset Value per Unit at October 31, 2004                     $   1,425.20
                                                                 ============



                         STATEMENT OF INCOME (LOSS)
                         --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $   (211,458)
    Change in unrealized                                              604,403

  Gains (losses) on forward contracts:
    Realized                                                                0
    Change in unrealized                                              608,040
  Interest income                                                      44,234
                                                                 ------------

                                                                    1,045,219
                                                                 ------------

Expenses:
  Brokerage fee                                                        86,068
  Performance fee                                                           0
  Operating expenses                                                    4,128
                                                                 ------------

                                                                       90,196
                                                                 ------------

Net Income (Loss)   October 2004                                 $    955,023
                                                                 ============



                              FUND STATISTICS
                              ---------------


Net Asset Value per Unit on October 31, 2004                     $  1,425.20

Net Asset Value per Unit on September 30, 2004                   $  1,386.42

Unit Value Monthly Gain (Loss) %                                        2.80 %

Fund 2004 calendar YTD Gain (Loss) %                                    3.45 %



To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit


Dear Investor,

Flight to quality generates some waves

We are pleased to report modest gains in October, primarily as the result of positive performance in the foreign exchange and interest rate sectors, as the long awaited downward movement in the US Dollar began to unfold. Traders reacted to key economic data, including a report of the second highest trade-gap in US history, and following the report the US Dollar trended broadly lower against other leading currencies. The US Fixed Income sector continued its halting rise in response to the perceived slowing effect of record energy prices, and uncertainty surrounding the US presidential election. Crude oil made new highs of almost $56 a barrel, while Natural Gas traded at the highest prices we have seen since the hysterical levels reached in February 2003. Our portfolio and risk management tools kept us largely on the sidelines in the energy sector during October. It is still early days, but the pulse of the markets definitely returned during October. The key question is, will it sustain or subside, and we must wait for the election to be over to answer that question. If this is indeed the beginning of the next series of secular trends in the financial markets, we look forward to improved trading opportunities in the coming months.

Sincerely,

Bruce Cleland
President & CEO